Exhibit 99
NEWS RELEASE
Media Information Contact: Barry B. Davall, President & CEO Community Partners Bancorp (732) 706-9009 www.communitypartnersbancorp.com

For Immediate Release
Community Partners Bancorp
Reports First Quarter Operating Results

Middletown, New Jersey – April 17, 2008
Community Partners Bancorp (NASDAQ CM:  CPBC) (“Community Partners” or the “Company”), the parent company of Two River Community Bank and The Town Bank, reported consolidated earnings and assets for the first quarter ended March 31, 2008.

Community Partners reported net income of $715,000 for the quarter ended March 31, 2008, or $0.11 per basic share and $0.10 per diluted share, compared to net income of $901,000 for the first quarter of 2007, or $0.13 for both basic and diluted earnings per share.  Net income for the quarter ended March 31, 2008 decreased by approximately $186,000, or 20.6%, over the same prior year quarter.  The declining interest rate environment, as well as the additional expenses incurred in connection with our current branch expansion program, have influenced the decline in net income in the first quarter of 2008 as compared to the first quarter of 2007.  On a linked quarter basis, net income for the first quarter of 2008 increased by approximately $47,000, or 7.0%, over the fourth quarter of 2007.

Weighted average shares outstanding and earnings per share were retroactively adjusted to reflect the 3% stock dividend which was paid August 31, 2007 to shareholders of record as of August 10, 2007.

At March 31, 2008, total assets amounted to $539.5 million, an increase of $14.4 million, or 2.7%, over December 31, 2007 assets of $525.1 million.  The Company’s loan portfolio, net of allowances for loan losses, amounted to $418.5 million at March 31, 2008, compared to $412.3 million at December 31, 2007, an increase of $6.2 million, or 1.5%.  Total deposits amounted to $437.6 million at March 31, 2008, compared to $427.0 million at December 31, 2007, an increase of $10.6 million, or 2.5%.

We are pleased that asset and deposit growth for the first quarter of 2008 are consistent with our budgeted figures for the period.

In March 2008, The Town Bank opened a new banking facility in Fanwood, New Jersey.  We anticipate that Two River Community Bank will be opening a banking office in Manasquan, New Jersey during the second quarter of 2008.  We are optimistic that our continued expansion in the Union and Monmouth County markets will provide for future growth and add value to our franchise.

Community Partners is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey.  Two River Community Bank currently operates ten branches throughout Monmouth County and The Town Bank currently operates four branches in Union County.

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The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates or in national or local economic conditions in areas in which our operations are concentrated, increased competition, rapid growth, reliance on management and other key personnel, and other such risks.  Community Partners assumes no obligation for updating any such forward-looking statements at any time.

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COMMUNITY PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
March 31, 2008 and December 31, 2007
(In thousands, except per share data)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$12,757	$9,675
Federal funds sold	8,785	338

Cash and cash equivalents	21,542	10,013

Securities available-for-sale	52,752	55,545
Securities held-to-maturity (fair value of $7,513 and $7,492 at March 31, 2008 and December 31, 2007, respectively)	7,557	7,557

Loans	423,260	416,967
Allowance for loan losses	(4,760)	(4,675)

Net loans	418,500	412,292

Bank-owned life insurance	3,989	3,951
Premises and equipment, net	5,465	5,090
Accrued interest receivable	2,151	2,291
Goodwill and other intangible assets, net of accumulated amortization of $728 and $641 at March 31, 2008 and December 31, 2007, respectively	26,212	26,299
Other assets	1,285	2,063

TOTAL ASSETS	$539,453	$525,101

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$80,935	$72,688
Interest bearing	356,708	354,271

Total deposits	437,643	426,959

Securities sold under agreements to repurchase	17,998	15,187
Accrued interest payable	408	531
Long-term debt	7,500	7,500
Other liabilities	2,619	2,467

Total liabilities	466,168	452,644

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value; 25,000,000 shares authorized; 6,737,303 and 6,722,784 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	66,634	66,552
Retained earnings	6,134	5,805
Accumulated other comprehensive income	517	100

Total shareholders' equity	73,285	72,457

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$539,453	$525,101

COMMUNITY PARTNERS BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For the Three Months Ended March 31, 2008 and 2007

	Three Months Ended
	March 31,
	2008	2007
	(In thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$7,234	$8,105
Investment securities	749	673
Federal funds sold	36	169
Total Interest Income	8,019	8,947
INTEREST EXPENSE:
Deposits	2,941	3,944
Securities sold under agreements to repurchase	128	99
Borrowings	83	-
Total Interest Expense	3,152	4,043
Net Interest Income	4,867	4,904
PROVISION FOR LOAN LOSSES	85	56
Net Interest Income after Provision for Loan Losses	4,782	4,848
NON-INTEREST INCOME:
Service fees on deposit accounts	178	143
Other loan customer service fees	31	91
Earnings from investment in life insurance	38	31
Other income	131	135
Total Non-Interest Income	378	400
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,174	1,932
Occupancy and equipment	818	762
Professional	206	179
Insurance	155	127
Advertising	56	105
Data processing	112	147
Outside services fees	114	107
Amortization of identifiable intangibles	87	96
Other operating	322	354
Total Non-Interest Expenses	4,044	3,809

Income before Income Taxes	1,116	1,439
INCOME TAX EXPENSE	401	538

Net Income	$715	$901

EARNINGS PER SHARE:
Basic	$0.11	$0.13
Diluted	$0.10	$0.13

Weighted average shares outstanding (in thousands):
Basic	6,735	6,707
Diluted	6,874	6,885